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MGI FUNDS™

MGI Non-US Core Equity Fund

99 High Street
Boston, Massachusetts  02110

August 27, 2010

Dear Shareholder:

We are pleased to notify you of changes involving the MGI Non-US Core Equity Fund (the “Fund”), a series of MGI Funds (the “Trust”).

The Board of Trustees of the Trust (the “Board”) has approved the hiring of Invesco Advisers, Inc. (“Invesco”) to serve as a subadvisor to the Fund and, in conjunction with this, the Board has approved a new subadvisory agreement (the “Invesco Subadvisory Agreement”) between Invesco and Mercer Global Investments, Inc., the Fund’s investment advisor, on behalf of the Fund.  Invesco began managing its allocated portion of the Fund’s investment portfolio on June 1, 2010.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Invesco and the Invesco Subadvisory Agreement, as well as a discussion of the factors that the Board considered in approving the Invesco Subadvisory Agreement.

Sincerely,

/s/ Rich Nuzum
Rich Nuzum
Trustee, President, and Chief Executive Officer
MGI Funds

MGI FUNDS™

MGI Non-US Core Equity Fund

99 High Street
Boston, Massachusetts  02110

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of MGI Funds (the “Trust”) to inform shareholders of the MGI Non-US Core Equity Fund (the “Fund”) about the hiring of a new subadvisor to the Fund, Invesco Advisers, Inc. (“Invesco”).  In connection with the hiring of Invesco, the Board approved a new subadvisory agreement (the “Invesco Subadvisory Agreement”) between Invesco and Mercer Global Investments, Inc., the Fund’s investment advisor (“MGI” or the “Advisor”), on behalf of the Fund.  Invesco began managing its allocated portion of the Fund’s investment portfolio on June 1, 2010.

The hiring of Invesco was approved by the Board upon the recommendation of MGI, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about August 30, 2010 to shareholders of record of the Fund as of July 31, 2010.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

MGI is the investment advisor to the series of the Trust, including the Fund.  The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series.  This approach permits MGI to hire, terminate, or replace subadvisors to the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series.  Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund.  The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval.  Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to:  (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors.  The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on April 19, 2010 (the “Meeting”), (i) appointed Invesco to serve as a subadvisor to the Fund, and (ii) approved the Invesco Subadvisory Agreement.

The Meeting had been called as a consequence of the then-pending acquisition (the “Transaction”) of substantially all of Morgan Stanley’s retail asset management business by affiliates of Invesco.  Among other components, the Transaction provided for the members of the international growth portfolio management team (the “International Growth Team”) of Morgan Stanley Investment Management Inc. (“MSIM”), which had served as a subadvisor to the Fund pursuant to a subadvisory agreement with MGI, dated March 13, 2009 (the “Prior MSIM Subadvisory Agreement”), to become employees of Invesco.  (The Board, including a majority of the Independent Trustees, initially had approved the Prior MSIM Subadvisory Agreement at its December 11, 2008 meeting (the “December 2008 Meeting”).  Because the Transaction would result in a change of control of MSIM and hence, the assignment and automatic termination of the Prior MSIM Subadvisory Agreement pursuant to the provisions of the 1940 Act, the Meeting was called to consider and approve the Invesco Subadvisory Agreement.

MGI recommended the approval of Invesco to serve as a subadvisor to the Fund and the Invesco Subadvisory Agreement based upon certain factors, including: (i) MGI’s expectation that the International Growth Team, following the Transaction, will be fully and successfully integrated into Invesco in 2010 without any material changes to the Team’s investment process, operations, and strategy, as well as to the Team members, physical location, or compensation, along with assurances from Invesco that it was committed to accomplishing the integrations;  (ii) from the perspectives of the Advisor and the Fund, the only change resulting from the Transaction was Invesco replacing MSIM as the corporate parent and employer of members of the International Growth Team; and (iii) MGI’s positive experience with the International Growth Team to date, including the Team’s commendable performance in managing its allocated portion of the Fund’s investment portfolio since the Team's inception date of March 16, 2009 (the “MSIM Inception Date”) pursuant to the Prior MSIM Subadvisory Agreement.  Please see “Board of Trustees’ Considerations” below.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order, described above.  These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes.  This Statement provides such notice of the changes and presents details regarding Invesco and the Invesco Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund.  The Advisor is an indirect, wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), 1166 Avenue of the Americas, New York, New York 10036.  The Advisor is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  The Advisor is an affiliate of Mercer Investment Consulting, Inc. (“Mercer”), an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”).  The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund.  In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board).  The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund.  The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board:  (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.75% of assets up to $750 million and 0.73% of assets in excess of $750 million of the Fund’s average daily net assets.  The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $5,074,565 from the Fund for the fiscal year ended March 31, 2010.

Several officers of the Trust are also officers and/or employees of the Advisor.  These individuals and their respective positions are:  Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and Global Business Leader of Mercer’s Investment Management Business; Kenneth G. Crotty serves as Vice President of the Trust and as President of the Advisor; Denis R. Larose serves as Vice President and Chief Investment Officer of the Trust and as Chief Investment Officer of the Advisor; Richard S. Joseph serves as Vice President, Treasurer, and Principal Accounting Officer of the Trust and as Chief Operating Officer of the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust and as Chief Counsel of the Advisor and of Mercer; Christopher A. Ray serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Martin J. Wolin serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor.  The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110.  Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

INVESCO ADVISERS, INC.

Invesco is located at 1555 Peachtree Street, N.E., Atlanta, Georgia 30309.  Invesco is registered as an investment advisor with the SEC under the Advisers Act, and is an indirect, wholly owned subsidiary of Invesco Ltd.   The Invesco Subadvisory Agreement is dated June 1, 2010.

Invesco was approved by the Board to serve as a subadvisor to the Fund at the Meeting.  Invesco is not affiliated with the Advisor, and Invesco discharges its responsibilities subject to the oversight and supervision of the Advisor.  While affiliates of Invesco (similar to affiliates of MSIM) are clients of Mercer and/or MMC (the Advisor’s corporate parent), the decision by MGI to recommend Invesco to serve as a subadvisor to the Fund, succeeding MSIM (and following the members of the International Growth Team becoming employees of Invesco as a result of the Transaction), was made independently of those relationships and by different Mercer employees, in accordance with the relevant policies and procedures adopted by each of the Advisor, Mercer, and MMC to ensure that there were no conflicts of interest in the selection of Invesco as a subadvisor.

Invesco is compensated out of the fees that the Advisor receives from the Fund.  No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Invesco as a subadvisor to the Fund, or the implementation of the Invesco Subadvisory Agreement.  The fees paid by the Advisor to Invesco for serving as a subadvisor to the Fund depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund’s assets allocated to Invesco and the International Growth Team by MGI.  The rate of compensation contained in the Invesco Subadvisory Agreement is identical to the rate of compensation contained in the Prior MSIM Subadvisory Agreement.

In accordance with procedures adopted by the Board, Invesco may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

Invesco serves as the investment adviser for the registered investment companies listed below, each of which has an investment objective similar to the Fund’s investment objective:

Name	Assets as of June 30, 2010 (in millions)	Advisory Fee Rate

Invesco International Growth Equity Fund	$51.2	0.75% first $1 billion 0.70% over $1 billion

Invesco Van Kampen V.I. International Growth Equity Fund	$267.6	0.75% first $1 billion 0.70% over $1 billion

For each registered investment company identified above, Invesco has contractually agreed to waive advisory fees and/or reimburse expenses to the extent necessary to limit the investment company’s net expenses to specified levels.

The names and principal occupations of the principal executive officers of Invesco are listed below.  The address of each principal executive officer, as it relates to the person’s position with Invesco, is 1555 Peachtree Street, N.E., Atlanta Georgia 30309.

Name	Principal Occupation

G. Mark Armour	Director, Co-President & Co-Chief Executive Officer
Philip A. Taylor	Director, Co-President & Co-Chief Executive Officer
Loren Michael Starr	Director & Chief Financial Officer
Kevin M. Carome	Director & Secretary
Todd L. Spillane	Chief Compliance Officer and Senior Vice President
David A. Hartley	Treasurer and Chief Accounting Officer
Kevin M. Cronin	Senior Vice President
Karen D. Kelley	Senior Vice President
Kirk F. Holland	Senior Vice President
Leslie A. Schmidt	Senior Vice President
Andrew R. Schlossberg	Senior Vice President
Gary K. Wendler	Senior Vice President
John M. Zerr	Senior Vice President
David A. Ridley	Senior Vice President
David C. Warren	Senior Vice President
Jeffrey H. Kupor	Senior Vice President

THE INVESCO SUBADVISORY AGREEMENT

The Invesco Subadvisory Agreement was approved by the Board at the Meeting, which was called for the purpose of considering and approving the Agreement for an initial term of two years.  Thereafter, continuance of the Invesco Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The Invesco Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the Invesco Subadvisory Agreement are identical to the terms of the Prior MSIM Subadvisory Agreement, except for the dates of the Agreements and the identity of the subadvisor under the Agreements.  In addition, the terms of the Invesco Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Invesco, are substantially similar to the terms contained in the subadvisory agreements currently in effect between the Advisor, and each of the Fund’s four other subadvisors (AllianceBernstein L.P. (“Alliance”), Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”), Lazard Asset Management LLC (“Lazard”), and  Massachusetts Financial Services Company (“MFS”) (together, the “Subadvisors”)).

The Invesco Subadvisory Agreement provides that Invesco, among other duties, will make all investment decisions for Invesco’s allocated portion of the Fund’s investment portfolio.  Invesco, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Invesco’s allocated portion of the Fund’s assets.  Invesco also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Invesco Subadvisory Agreement provides for Invesco to be compensated based on the average daily net assets of the Fund allocated to Invesco.  Invesco is compensated from the fees that the Advisor receives from the Fund.  Invesco generally will pay all expenses it incurs in connection with its activities under the Invesco Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Invesco Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Invesco, on not less than sixty (60) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, MGI recommended the appointment of Invesco to serve as a subadvisor to the Fund.  The Advisor’s recommendation followed a careful evaluation of the expected impact of the Transaction on the members of the International Growth Team, who will become employees of Invesco.  The recommendation relied, in part, on the Advisor’s discussions with the members of the Team and personnel at Invesco.  It was noted that the Advisor also had considered other possible qualified investment managers that might replace MSIM, in the event that the International Growth Team did not successfully transition to Invesco in conjunction with the Transaction.

The Advisor’s recommendation to hire Invesco, after the International Growth Team has joined the Subadvisor in conjunction with the closing of the Transaction, was based upon, among other factors: (i) the Advisor’s high degree of conviction in the members of the International Growth Team, and in particular, the Team’s two senior portfolio managers (with each senior portfolio manager possessing twenty-nine years of investment experience); (ii) the International Growth Team’s commitment to its investment process and aligning the Team’s interests with the interests of the Fund’s shareholders (as each senior portfolio manager invested at least 25% of his personal assets in the international growth equity strategy managed by the International Growth Team); (iii) Invesco’s assurances, provided both prior to and at the Meeting, that Invesco (a) would use its best efforts in assisting the International Growth Team to smoothly transition and to successfully integrate into Invesco (including ensuring appropriate tools and resources were in place for the International Growth Team at the time of the closing of the Transaction), and (b) would not become involved in the International Growth Team’s investment process in managing the Team’s allocated portion of the Fund (by confirming the Team will operate independently as one of a number of investment boutiques owned by Invesco); (iv) the Advisor’s expectation that the addition of Invesco would increase the consistency of the Fund’s excess return, while providing lower volatility; and (v) the Advisor’s opinion that the relatively low correlation with the Fund’s four other Subadvisors would allow Invesco to effectively complement those Subadvisors within the Fund.

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Invesco Subadvisory Agreement.  In determining whether to approve the Invesco Subadvisory Agreement, the Board considered the information received in advance of the Meeting.   The Board also recalled its consideration of relevant information and discussions at the December 2008 Meeting (at which time the Board, including a majority of the Independent Trustees, had appointed MSIM (through its International Growth Team) to serve as a subadvisor to the Fund and initially approved the Prior MSIM Subadvisory Agreement).

The information and materials prepared for the purposes of considering the Invesco Subadvisory Agreement at the Meeting had included:  (i) a copy of the form of the Invesco Subadvisory Agreement, as supplemented by management’s summary of the salient features of the Agreement; (ii) information regarding the process by which the Advisor initially had reviewed, selected, and recommended MSIM for the Board’s approval, and MGI’s rationale for recommending that Invesco be appointed as the Fund’s subadvisor to succeed MSIM, following the closing of the Transaction, once the members of the International Growth Team became employees of Invesco; (iii) information regarding the nature, extent, and quality of the services that Invesco and the International Growth Team proposed to provide to the Fund, which would be identical to the services that have been provided by the International Growth Team as employees of MSIM to the Fund since the MSIM Inception Date; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of both Invesco and the International Growth Team; (v) information regarding Invesco’s brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees to be charged by Invesco and the International Growth Team for the services to the Fund, and a comparison of those fees to the fees charged by the International Growth Team to similarly-managed, proprietary MSIM mutual funds; (vii) information regarding Invesco’s compliance program; (viii) information regarding the International Growth Team’s historical performance returns in managing the Team’s allocated portion of the Fund’s investment portfolio while at MSIM (i.e., since the MSIM Inception Date), along with the historical performance returns in managing investment mandates similar to the Fund, and a comparison of the International Growth Team’s performance to a relevant index; and (ix) information regarding Invesco’s financial condition.  The Board also considered the substance of discussions with representatives of the Advisor and Invesco at the Meeting, as well as the substance of the Advisor’s other discussions with Invesco personnel (as described to the Board).

When considering the approval of the Invesco Subadvisory Agreement, the Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to the International Growth Team and Invesco, including the nature, extent, and quality of the services proposed to be provided to the Fund by the International Growth Team following its joining Invesco; Invesco’s and the International Growth Team’s management styles; the International Growth Team’s historical performance record in managing its allocated portion of the Fund’s portfolio since the MSIM Inception Date, as well as pooled investment products similar to the Fund; the qualifications and experience of the two senior portfolio managers on the International Growth Team who were responsible for the day-to-day management of the allocated portion of the Fund’s investment portfolio; and Invesco’s and the International Growth Team’s staffing levels and overall resources.  Additionally, the Board received assistance and advice regarding applicable legal and industry standards, supplied by their independent counsel, which were intended to assist the Board in fulfilling its duties under the 1940 Act.

In examining the nature, extent, and quality of the services to be provided to the Fund by the International Growth Team following the closing of the Transaction, the Board considered:  the specific investment management process that the International Growth Team will continue to employ to mange its allocated portion of the Fund; the qualifications of the International Growth Team’s portfolio managers and investment management personnel with regard to implementing investment mandates similar to the mandate relating to the allocated portion of the Fund’s portfolio that Invesco will be managing; International Growth Team’s overall favorable performance record as compared to a relevant benchmark; Invesco’s infrastructure and whether

Invesco’s organization had the resources and capabilities to support the International Growth Team’s investment strategy adequately; and the Advisor’s review, selection and due diligence process with respect to Invesco and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to continue to be provided to the Fund by the International Growth Team following the closing of the Transaction.

The Independent Trustees  concluded that the services that would be provided under the Invesco Subadvisory Agreement would be identical to the services provided under the Current MSIM Agreement, and thus, the Fund and its shareholders would continue to benefit from the quality and experience of the International Growth Team’s portfolio managers and the qualifications of members of the Team.  Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent, and quality of the subadvisory services anticipated to be provided by Invesco through the International Growth Team, as well as the International Growth Team’s ability to render such services based on Invesco’s and the Team’s experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective and the mandate relating to the allocated portion of the Fund’s investment portfolio that the International Growth Team will continue to manage following the Transaction pursuant to the Invesco Subadvisory Agreement.

Because Invesco previously had not managed an allocated portion of the Fund’s investment portfolio, the Independent Trustees, at the Meeting, could not consider Invesco’s investment performance in managing the Fund as a factor in evaluating the Invesco Subadvisory Agreement.  However, the Independent Trustees reviewed the International Growth Team’s historical investment performance record, utilizing its international growth equity investment strategy in managing its allocated portion of the Fund and other accounts, and advising other registered investment companies that were comparable to the Fund.  The Independent Trustees also compared the International Growth Team’s historical investment performance to a relevant benchmark over the same time frames, and concluded that the International Growth Team’s historical performance record, viewed together with the other factors considered by the Independent Trustees, supported a decision to approve the Invesco Subadvisory Agreement.

The Independent Trustees carefully evaluated the proposed fees payable under the Invesco Subadvisory Agreement in light of the services that would be provided for those fees.  The Independent Trustees reiterated that the services that the International Growth Team would furnish to the Fund appeared to be comparable to the services that the International Growth Team currently provided to other MSIM advisory clients, and Invesco did not presently provide a similar array of services to any clients.  The Independent Trustees also considered comparisons of the fees that will be paid to Invesco and the International Growth Team by the Advisor in light of the fees that were charged by MSIM and the International Growth Team to its proprietary advisory clients, as disclosed in Part II of Invesco’s Form ADV and Invesco’s written responses to the Advisor’s 15(c) questionnaire.  The Independent Trustees concluded that the fee rate that the Advisor had negotiated with MSIM, which would remain unchanged with Invesco, appeared to compare very favorably with the fee rates charged by MSIM and the International Growth Team to its other, similar advisory clients.

The Board also considered whether the fee schedule of Invesco included breakpoints that would reduce Invesco’s fees as the assets of the Fund allocated to Invesco increased.  The Board noted that while Invesco’s proposed subadvisory fee schedule did not include breakpoints, this would not be relevant, in any event, to the shareholders of the Fund, as the Advisor would pay

Invesco’s fees.  The Independent Trustees recalled the data presented by MGI, as required by the Exemptive Order, that illustrated that the hiring of Invesco would have a slightly negative impact on the Advisor’s profitability in managing the Fund.  The Independent Trustees recalled the Advisor’s prior explanations that the recommended appointment of MSIM and the International Growth Team was not effected by the impact that the appointment would have on MGI’s revenues and profitability, and the explanation of the Trust’s officers, at the December 2008 Meeting, of the processes and safeguards that were in place at MGI, Mercer, and MMC to assure that the existence of other business relationships between MGI’s affiliates (including MMC) and MSIM and its affiliates, did not influence (and will not influence, in the future) the hiring and retention of Invesco and the International Growth Team as a Subadvisor to the Fund. The Board was not provided with, and did not review, information regarding the estimated profits that may be realized by Invesco in managing its allocated portion of the Fund’s assets.  Since the fees to be paid to Invesco were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, Invesco’s potential profitability was not considered relevant to the Independent Trustees’ deliberations.  After evaluating the proposed fees, the Independent Trustees concluded that the fees that would be paid to Invesco and the International Growth Team by MGI with respect to the assets to be allocated to Invesco appeared to be within a reasonable range in light of the nature, extent, and quality of the services to be provided.

The Board reviewed a copy of the Invesco Subadvisory Agreement.  The Board recalled that the Invesco Subadvisory Agreement provided for an identical range of services as the prior MSIM Subadvisory Agreement, and the same range of services as the subadvisory agreements that were in place with the Fund’s other four Subadvisors.

The Board also considered whether there were any potential “fallout” or ancillary benefits that may accrue to Invesco and the International Growth Team as a result of their relationship with the Fund.  The Board concluded that Invesco may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that each other Subadvisor, along with Invesco, was required to select brokers who met the Fund’s requirements for seeking best execution, and that MGI monitored and evaluated Invesco’s trade execution with respect to Fund brokerage transactions on a regular basis and provided quarterly reports to the Board on these transactions.  The Board concluded that the potential benefits that were expected to accrue to Invesco and the International Growth Team as a result of serving as a subadvisor to the Fund were reasonable.

The Independent Trustees recalled the substance of MGI’s initial recommendation (at the December 2008 Meeting) for approving the addition of MSIM and the International Growth Team as a Subadvisor to the Fund, as well as MGI’s recommendation at this Meeting that the addition of Invesco and the International Growth Team would complement the Fund’s four other Subadvisors, and would add value by enhancing the benefits of the Trust’s multi-manager approach.  In this regard, the Independent Trustees had considered the performance of the Fund’s other current Subadvisors, and the Advisor’s explanation of why MGI anticipated that the continuation of the International Growth Team (as a part of Invesco following the Transaction) would improve the consistency of excess returns for the Fund and improve the ability to manage risk for the Fund.  The Independent Trustees concluded that these considerations remained relevant in the case of Invesco and the Invesco Subadvisory Agreement.  The Independent Trustees also discussed that the addition of Invesco (through the International Growth Team) and the accompanying proposed preliminary reallocation of the Fund’s assets between Alliance and Invesco and the International Growth Team should serve to increase portfolio diversification, help to reduce volatility, and improve the risk profile for the Fund, while increasing the potential for positive returns, thereby benefiting shareholders of the Fund.  The Independent Trustees also considered that the Advisor could accomplish efficiently and economically the transition to reallocate the Fund’s assets from Alliance to the International Growth Team.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and discussed their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and subadvisory agreements, which were intended to assist the Independent Trustees in fulfilling their duties under the 1940 Act.

After full consideration of the factors discussed above, with no single factor identified as being determinative, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the initial approval of the Invesco Subadvisory Agreement was in the best interests of the Fund and its shareholders, and approved the Invesco Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the administrator of the Fund.  The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively.  For the fiscal year ended March 31, 2010, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, Inc. (the “Distributor”), located at 760 Moore Road, King of Prussia, PA 19406, is a Delaware corporation that is a wholly-owned subsidiary of BNY Mellon Distributors Inc., and acts as the principal underwriter of each class of shares of the Fund pursuant to an Underwriting Agreement with the Trust.  The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2010, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of July 31, 2010, the Fund had 121,741,801 total shares outstanding, and MGI Collective Trust:  MGI Non-US Core Equity Portfolio held 118,702,417 shares, representing 97.5% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders.  In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.  A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.